Rialto
CAPITAL

February 28, 2014

To:
Barclays Commercial Mortgage Securities, LLC, as Depositor
U.S. Bank National Association, as Trustee, Certificate Administrator and Paying Agent
Midland Loan Services, a Division ofPNC Bank, National Association, as Master Servicer

2013 Annual Statement of Servicer Compliance (Item 1123)

Name of Motgage Loan Pass-Through Cetiificate Series:

- UBS 2013-C6

(Referred to herein as "Security Agreement" or "Security Agreements")

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the
"Special Servicer") herein cetiifies to the following:

1.

2.

3.
All servicing activities and performance of such servicing activities under
Agreements are performed on behalf of the Special Servicer.

A review of the servicing activities and performance by the Special Servicer for the period of
April25, 2013 to December 31, 2013 (the "Repotiing Period") in accordance with the servicing agreements applicable to each Security Agreement has been conducted under my supervision.

To the best of my knowledge, the Special Servicer has fulfilled all of its obligations under the terms of the Security Agreements, in all material respects for the Repotiing Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herewith.

Cetiified by: /s/Thekla Salzman
Date: February 28, 2014

Thekla Salzman
Chief Administrative Officer